CONTACTS
From: Anthony J. DeFazio	For: Todd Jensen
DeFazio Communications, LLC	American Realty Capital Healthcare Trust, Inc.
tony@defaziocommunications.com	tjensen@arlcap.com

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Acquires
DaVita Dialysis Center in Marked Tree, AR

New York, NY, July 7, 2011 – American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) announced today that it has acquired a freestanding fee simple DaVita Dialysis Center located in Marked Tree, Arkansas at a purchase price of approximately $1.4 million. The acquisition closed on June 30, 2011.

The property consists of approximately 4,600 square feet of gross leasable area and is located approximately 40 miles northwest of Memphis, Tennessee. The property is 100% leased to Renal Treatment Centers – Southeast, LP. DaVita, Inc. has guaranteed the tenant’s obligations under the lease. The lease has a twelve-year term and expires in October 2021. The lease provides two renewal options of five years each.

“We are very pleased to have acquired this facility which provides a critical service in the community and is operated by an affiliate of DaVita Inc., a Fortune 500 company and a national leader in renal care,” said Todd Jensen, Chief Investment Officer for ARC Healthcare. “This is an attractive investment for our investors, consistent with our investment strategy and continues our timely deployment of capital raised to date.”

ARC Healthcare is a publicly registered, non-traded real estate investment program that has commenced its initial public offering of up to 150.0 million shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1.5 billion. The Company intends to use the proceeds from the offering to acquire income-producing, medical facilities located throughout the United States. The Company is offering the shares of common stock on a reasonable “best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective. The offering will be made only by means of a prospectus. Copies of the prospectus for the offering may be obtained by contacting: Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel:1-877-373-3522.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders. No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis. These are speculative securities and as such involve a high degree of risk. There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager. There is no assurance that the value of the real estate will be sufficient to return any portion of investors' original capital. Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.